EXHIBIT 16.1

Baker Tilly Virchow Krause, LLP

October 17, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

Re: Seaniemac International, Ltd. – SEC File No. 000-54007

Commissioners:

We have read the statements made by Seaniemac International, Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K of Seaniemac International, Ltd. dated October 14, 2014. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01(b).

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP
Baker Tilly Virchow Krause, LLP